EXHIBIT 99(a)

                         TECH-SYM CORPORATION ANNOUNCES
                    IT OWNS OVER 80% OF GEOSCIENCE CORPORATION
            CHIEF FINANCIAL OFFICER RETIRES AFTER 34 YEARS OF SERVICE

Houston, Texas, August 31, 1999--Tech-Sym Corporation (NYSE:TSY) today announced that it purchased 95,000 shares of GeoScience Corporation (NASDAQ:GSCI) common stock during the week ended August 27, 1999, in open market transactions at an average price of $7.45 per share. By acquiring these shares, Tech-Sym now owns more than 80% of the outstanding shares of GeoScience Corporation and intends to include the financial performance of GeoScience Corporation in its consolidated federal tax returns for all tax periods after August 27, 1999. The action enables Tech-Sym to take future tax benefits associated with GeoScience's significant second quarter 1999 write-off that GSCI would not be able to utilize in the foreseeable future on a stand-alone basis.

      Separately, the Company also announced that Ray F. Thompson, age 62, has retired as Vice President and Chief Financial Officer and will provide consulting services to the Company under a one-year agreement. Paul L. Harp, age 50, the Company's Treasurer and Controller, will assume Mr. Thompson's responsibilities beginning today.

      Mr. J. Michael Camp, Chairman and Chief Executive Officer, stated, "Ray has dedicated the last 34 years, virtually his entire career, to Tech-Sym for which we owe a debt of gratitude. I am pleased that he has agreed continue in an advisory capacity as a consultant and we wish him the best in his other pursuits."

      Tech-Sym Corporation is a high technology company that designs, develops and manufactures electronic systems and components used in diverse markets including communications, defense systems and weather information systems.

      FORWARD-LOOKING STATEMENTS IN THIS RELEASE ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, WITHOUT LIMITATION, RISKS ASSOCIATED WITH THE UNCERTAINTY OF MARKET ACCEPTANCE OF THE COMPANY'S PRODUCTS, LIMITED NUMBER OF CUSTOMERS, AS WELL AS RISKS OF DOWNTURNS IN ECONOMIC CONDITIONS GENERALLY, RISKS ASSOCIATED WITH COMPETITION AND COMPETITIVE PRICING PRESSURES, AND OTHER RISKS DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


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